COMCAST CORPORATION AND DISCOVERY COMMUNICATIONS RENEW LONG-TERM, COMPREHENSIVE DISTRIBUTION AGREEMENT

--Carriage Agreement Spans 12 Discovery U.S. Networks across Multiple Comcast Distribution Platforms-

Philadelphia, PA and Silver Spring, MD – JULY 27, 2015-- Comcast Corporation and Discovery Communications today announced a long-term, comprehensive renewal of its distribution agreement that will deliver Discovery’s 12 U.S. networks to Comcast’s Xfinity TV customers across the nation.  The renewal also includes TV Everywhere rights, ensuring Xfinity TV customers have access to their favorite Discovery brands and programs on multiple platforms, both in and out of the home.

“Comcast is a dynamic and innovative company and has been a great partner of Discovery’s for over two decades. We look forward to continuing our relationship and unlocking the value of Discovery’s content in even greater ways for Xfinity viewers,” said David Zaslav, President and CEO, Discovery Communications.

“We’re pleased to extend our relationship with Discovery and its family of networks under this long-term renewal agreement,” said Neil Smit, President and CEO, Comcast Cable. “This renewal will enable our Xfinity TV customers to experience Discovery’s content in more ways and on more platforms than ever before."

About Comcast Corporation:
Comcast Corporation (Nasdaq: CMCSA, CMCSK) is a global media and technology company with two primary businesses, Comcast Cable and NBCUniversal. Comcast Cable is the nation's largest video, high-speed Internet and phone provider to residential customers under the XFINITY brand and also provides these services to businesses. NBCUniversal operates news, entertainment and sports cable networks, the NBC and Telemundo broadcast networks, television production operations, television station groups, Universal Pictures and Universal Parks and Resorts. Visit www.comcastcorporation.com for more information.

About Discovery Communications:
Discovery Communications (NASDAQ: DISCA, DISCB, DISCK) is the world's #1 pay-tv programmer reaching nearly 3 billion cumulative subscribers in more than 220 countries and territories. For 30 years Discovery has been dedicated to satisfying curiosity and entertaining viewers with high-quality content through its global television brands, led by Discovery Channel, TLC, Animal Planet, Investigation Discovery, Science and Turbo/Velocity, as well as U.S. joint venture network OWN: Oprah Winfrey Network. Discovery controls Eurosport, the leading pan-regional sports entertainment destination across Europe, Asia Pacific, the Middle East and Africa. Discovery also is a leading provider of educational products and services to schools, including an award-winning series of K-12 digital textbooks, through Discovery Education, and a digital leader with a diversified online portfolio, including Discovery Digital Networks. For more information, please visit www.discoverycommunications.com.

Media Contacts:

Catherine Frymark
Discovery Communications
Catherine_Frymark@discovery.com
240-662-2934

John Demming
Comcast Corporation
John_Demming@Comcast.com
(215) 286-8011